Free Writing Prospectus

Filed Pursuant To Rule 433

Registration No. 333-237239

January 12, 2021

Fact Sheet SPDR® Gold GLDM Gold MiniSharesSM Trust As of 12/31/2020 Objective The Price of Gold The investment objective of SPDR® Gold MiniSharesSM Trust The spot price for gold bullion is determined by market forces (GLDMSM) is for the Shares of GLDM to reflect the performance in the 24-hour global over-the-counter (OTC) market for gold. of the price of gold bullion, less GLDM’s expenses. The OTC market accounts for most global gold trading, and prices quoted reflect the information available to the market at any given time. The price, holdings, and net asset value of the Fund Information Gold Shares, as well as market data for the overall gold bullion market, can be tracked daily at spdrgoldshares.com. Inception Date 06/25/2018 Intraday NAV Ticker GLDMIV Index Ticker N/A 1

Total Return (As of 12/31/2020)

	NAV (%)	Market Value (%)	LBMA Gold Price PM(%)
Cumulative			
QTD	0.18	0.74	0.04
YTD	23.95	25.10	24.61
Annualized			
1 Year	23.95	25.10	24.61
3 Year	N/A	N/A	N/A
5 Year	N/A	N/A	N/A
Since Fund Inception	17.28	17.65	17.40

Gross Expense Ratio*(%)	0.18

Performance quoted represents past performance, which is no guarantee of future results. Investment return and principal value will fluctuate, so you may have a gain or loss when shares are sold. Current performance may be higher or lower than that quoted. Visit ssga.com for most recent month-end performance. Performance of an index is not illustrative of any particular investment. It is not possible to invest directly in an index.

*The gross expense ratio is the Trust's annual operating expense ratio. See the Trust's most recent prospectus for a definition of Trust expenses.

Advantages

Easily Accessible	Listed on the NYSE Arca.
Secure	The MiniShares represent fractional, undivided interests in the Trust, the sole assets of which are physical gold bullion and, from time to time, cash.
Transparent	There exists a 24-hour global over-the-counter market for gold bullion, which provides readily available market data. The price, holdings and net asset value of the MiniShares, as well as market data for the overall gold bullion market, can be tracked daily at spdrgoldshares.com.
Cost Effective	For many investors, the transaction costs related to the MiniShares are expected to be lower than the costs associated with the purchase, storage and insurance of physical gold.
Liquid	Structure allows for baskets to be created and redeemed according to market demand, creating liquidity.
Flexible	MiniShares are listed on the NYSE Arca (Ticker: GLDM) and trade the same way ordinary stocks do. It is possible to buy or sell MiniShares continuously throughout the trading day on the exchange at prices established by the market. Additionally, it is possible to place market, limit and stop-loss orders for MiniShares.

Key Facts

Ticker Symbol	GLDM
CUSIP	98149E204
Exchange	NYSE ARCA EXCHANGE
Short Sale Eligible	Yes
Margin Eligible	Yes

Management

Sponsor	WGC USA Asset Management Company, LLC
Gold Custodian	ICBC Standard Bank Plc
Trustee	Delaware Trust Company
Marketing Agent	State Street Global Advisors Funds Distributors, LLC
Administrator	BNY Mellon Asset Servicing, a division of The Bank of New York Mellon

STATE STREET GLOBAL ADVISORS SPDR®

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ssga.com/etfs Diversification does not ensure a profit or of 1936 (the “CEA”). As a result, shareholders of Funds Distributors, LLC, member FINRA, guarantee against loss. GLDM do not have the protections associated SIPC, an indirect wholly owned subsidiary of Investing in commodities entails with ownership of shares in an investment State Street Corporation. References to State significant risk and is not appropriate for company registered under the 1940 Act or the Street may include State Street Corporation State Street Global Advisors all investors. protections aorded by the CEA. and its aï¬ƒliates. Certain State Street aƒliates One Iron Street, Boston MA 02210 Important Information Relating GLDM shares trade like stocks, are subject to provide services and receive fees from the to GLDMSM: investment risk and will fluctuate in market SPDR ETFs. ALPS Distributors, Inc., member T: +1 866 787 2257 The World Gold Trust has filed a value. The value of GLDM shares relates FINRA, is the distributor for DIA, MDY and registration statement (including a directly to the value of the gold held by GLDM SPY, all unit investment trusts. ALPS Portfolio Important risk information prospectus) with the Securities and (less its expenses), and fluctuations in the Solutions Distributor, Inc., member FINRA, is Exchange Commission (“SEC”) for the price of gold could materially and adversely the distributor for Select Sector SPDRs. ALPS Investing involves risk, and you could lose oïering to which this communication act an investment in the shares. The price Distributors, Inc. and ALPS Portfolio Solutions money on an investment in SPDR® Gold relates. Before you invest, you should received upon the sale of the shares, which Distributor, Inc. are not aƒliated with State MiniSharesSM Trust (“GLDMSM or “GLDM”), a read the prospectus in that registration trade at market price, may be more or less Street Global Advisors Funds Distributors, LLC. series of the World Gold Trust. statement and other documents the than the value of the gold represented by For more information, ETFs trade like stocks, are subject to World Gold Trust has filed with the SEC for them. GLDM does not generate any income, please contact the investment risk, fluctuate in market value and more complete information about GLDM and as GLDM regularly sells gold to pay for Marketing Agent for may trade at prices above or below the ETFs’ and this oring. Please see the GLDM its ongoing expenses, the amount of gold GLDM: State Street net asset value. Brokerage commissions and prospectus for a detailed discussion of represented by each Share will decline over the risks of investing in GLDM shares. time to that extent. Global Advisors Funds ETF expenses will reduce returns. When distributed electronically, the The World Gold Council name and logo are Distributors, LLC, One Commodities and commodity-index GLDM prospectus is available by clicking a registered trademark and used with the linked securities may be aected by changes Iron Street, Boston, MA, in overall market movements, changes in here. You may get these documents for permission of the World Gold Council pursuant 02210; T: +1 866 320 4053 interest rates, and other factors such as free by visiting EDGAR on the SEC website to a license agreement. The World Gold Council spdrgoldshares.com weather, disease, embargoes, or political and at sec.gov or by visiting spdrgoldshares. is not responsible for the content of, and is regulatory developments, as well as trading com. Alternatively, GLDM or any not liable for the use of or reliance on, this Not FDIC Insured activity of speculators and arbitrageurs in the authorized participant will arrange to material. World Gold Council is an aƒliate of No Bank Guarantee underlying commodities. send you the prospectus if you request it GLDM’s sponsor. May Lose Value Frequent trading by calling 866.320.4053. MiniSharesSM and GLDMSM are service marks of of ETFs could significantly GLDM is not an investment company WGC USA Asset Management Company, LLC increase commissions and other costs such registered under the Investment Company Act used with the permission of WGC USA Asset Tracking Number: 3392225.1.1.AM.RTL that they may offset any savings from low of 1940 (the “1940 Act”) and is not subject to Management Company, LLC. Expiration Date: 04/30/2021 fees or costs. regulation under the Commodity Exchange Act Distributor: State Street Global Advisors ETF-GLDM 20210111/11:22 3

SPDR® Gold MiniSharesSM Trust (the “Fund”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offerings to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the Fund has filed with the SEC for more complete information about the Fund and these offerings. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Fund or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053.